Exhibit 99.1

Poniard Pharmaceuticals Announces Pivotal Phase 3 SPEAR Trial of Picoplatin in Small Cell Lung Cancer Did Not Meet Primary Endpoint

— Company to Host Conference Call and Webcast Today at 8:00 a.m. ET —

South San Francisco, Calif. (November 16, 2009) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD) today announced that its pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin in the second-line treatment of small cell lung cancer (SCLC) did not meet its primary endpoint of overall survival. The analysis, based on 320 evaluable events (patient deaths), showed a hazard ratio of 0.82 with a p value of 0.089.

“We are disappointed that the trial did not meet the primary endpoint. The data indicates that more patients on the best supportive care arm received chemotherapy following progression than those on the picoplatin arm, and we believe that this may have been a significant factor contributing to the trial outcome, as picoplatin appeared to demonstrate a trend toward a survival advantage.  Based on these findings and other analyses, we are contacting the FDA today to request a meeting to discuss a regulatory path forward.  We look forward to presenting the full SPEAR efficacy and safety data at an upcoming medical conference early next year,” said Jerry McMahon, Ph.D., chairman and chief executive officer of Poniard.  “We believe that the SPEAR data, coupled with efficacy and safety data from more than 1,100 cancer patients treated with picoplatin and the proof-of-concept data from our trials in colorectal, prostate and ovarian cancers, support our continued partnering effort.  Our focus will be on the regulatory pathway for picoplatin, partnering activities, and realigning the use of resources for these objectives.”

Conference Call and Webcast Information

Poniard’s management team will host a conference call and Webcast today at 8:00 a.m. Eastern Time/5:00 a.m. Pacific Time to discuss this announcement. To participate by telephone, please dial 866-816-1982 from the U.S. or 913-312-0857 for international callers. The Webcast can be accessed on the “Events” page of the “News & Events” section of the Company’s Web site at http://www.poniard.com. A replay of the Webcast will be available on the Company’s Web site for 10 days.

SPEAR Trial Design

The international, multi-center, randomized, controlled Phase 3 SPEAR trial was conducted under a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA).  The trial evaluated the efficacy and safety of picoplatin as second-line therapy in 401 cancer patients with SCLC who were refractory to or who progressed within six months of first-line platinum-based therapy. Picoplatin administered as an intravenous infusion once every three weeks plus best supportive care (BSC) was compared to BSC alone. BSC was designed in accordance with the National Comprehensive Cancer Network’s guidelines. The primary endpoint of the trial was overall survival. Other endpoints included overall response rate, progression-free survival, disease control rate and duration of response. The Statistical Analytical Plan of the trial, as agreed to in the SPA, was 90 percent powered to show a 33 percent reduction in risk in death for picoplatin treatment plus best supportive care (BSC) compared with BSC alone (hazard ratio of 0.67; p<0.05). Patient enrollment in the trial was completed in March 2009.

About Picoplatin

Picoplatin is a new and differentiated platinum-based chemotherapeutic agent that is in clinical development for multiple cancer indications, treatment combinations and by two routes of administration. It is designed to overcome platinum resistance associated with chemotherapy in solid tumors. Study data to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies. More than 1,100 patients have received picoplatin. Results obtained to date suggest that hematologic events are common but manageable.  Kidney toxicity (nephrotoxicity) and nerve toxicity (neurotoxicity) are less frequent and less severe than is commonly observed with other platinum chemotherapy drugs. Picoplatin has demonstrated anti-tumor activity in a variety of solid tumors.

In addition to the SPEAR Phase 3 trial in SCLC, Poniard is evaluating intravenous picoplatin in a Phase 2 clinical trial in patients with colorectal cancer, in a Phase 2 clinical trial in patients with castration-resistant prostate cancer, and in a Phase 1 cardiac safety assessment. In addition, final results from a trial of an oral formulation of picoplatin were presented earlier this year.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. For additional information please visit http://www.poniard.com.

Forward-Looking Statement

This release contains forward-looking statements, including the Company’s SPEAR and other clinical trial results to date, the commercial and therapeutic potential of picoplatin, the Company’s regulatory strategy, business plans and prospects, competitive position and strategic partnering strategy and goals. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including, but not limited to ,   the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the results of the Company’s discussions with the FDA and other regulatory authorities; the potential safety and efficacy of the Company’s picoplatin product candidate; the receipt and timing of any FDA and other required regulatory approvals, if any; if regulatory approval of any product candidate is received, the market’s acceptance of that product or the occurrence post-approval problems that may require the withdrawal of picoplatin from the market; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel and enter into strategic partnerships; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and its Quarterly Report on Form 10-Q for the period ended September 30, 2009. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(C) 2009 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Susan Neath (Investors)

WeissComm Partners

609-529-0676 (mobile)

sneath@wcpglobal.com

Jani Bergan (Media)

WeissComm Partners

415-572-1353 (mobile)

jbergan@wcpglobal.com

Rebecca Birbach (Investors)

Burns McClellan

415-350-0303 (mobile)

rbirbach@burnsmc.com

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